Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: July 8, 2013

For Release: Immediately
Refer to: (317) 433-9899 - Edward Sagebiel; egs@lilly.com
(317) 276-5795 - Mark Taylor; taylor_mark_e@lilly.com

Lilly Announces Dr. Lechleiter's Return

INDIANAPOLIS, July 8, 2013-Eli Lilly and Company (NYSE:LLY) today announced that John C. Lechleiter, Ph.D., has returned to his duties as chairman, president, and chief executive officer. Lechleiter has been on medical leave since his scheduled surgery for a dilated aorta on May 13, 2013. Lechleiter's surgery and recovery were successful and he has been cleared by his personal physician and the company's employee health services physician to return to full-time work.

“I am overwhelmed and humbled by the tremendous support and well-wishes I have received from my friends and fellow Lilly colleagues around the world,” Lechleiter said. “I return to Lilly with renewed energy and enthusiasm, along with a new perspective on health and wellness and the critical importance of new medicines in advancing patient care.

“I want to thank and acknowledge Derica Rice for the important role he played during my absence, as well as Ellen Marram for her leadership of the Lilly board,” added Lechleiter.

Derica W. Rice will continue in his role as executive vice president, global services and chief financial officer. Rice had assumed the additional role of acting chief executive officer during Lechleiter's medical leave. Ellen R. Marram will continue in her role as the board's lead independent director after serving as acting chairperson of the board of directors during Lechleiter's medical leave.

About Eli Lilly and Company
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com. C-LLY

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